GENUINE PARTS COMPANY

NEWS RELEASE

FOR IMMEDIATE RELEASE

GENUINE PARTS COMPANY
NAMES PAUL DONAHUE TO ADDITIONAL ROLE OF CHAIRMAN
OF THE BOARD OF DIRECTORS
AND DECLARES REGULAR QUARTERLY DIVIDEND

Atlanta, Georgia, April 22, 2019 - Genuine Parts Company (NYSE: GPC) announced today that its Board of Directors has appointed Paul D. Donahue as Chairman of the Board of Directors. Mr. Donahue has served as President and CEO of Genuine Parts Company since May 1, 2016. He will continue as CEO and, effective today, add the position of Chairman.

Tom Gallagher, the former Chairman of the Board, stated, "Paul is well deserving of his new responsibilities as Chairman of the Board. He has served the Company in key executive roles since 2003, including the last three years as President and CEO, and is perfectly suited to lead the Company and its Board in the coming years."

Mr. Donahue commented, "It is a privilege and an honor to serve as Chairman of the Board of Genuine Parts Company. I want to thank the Board for their confidence in my leadership and express my sincere gratitude to Tom, who served so admirably as Chairman for the last 14 years. We are fortunate that Tom will continue to serve as a Director on the GPC Board."

The Company also announced today that its Board of Directors declared a regular quarterly cash dividend of seventy-six and one-quarter cents ($0.7625) per share on the Company’s common stock.

The dividend is payable July 1, 2019 to shareholders of record June 7, 2019.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada, Mexico, Australasia, France, the U.K., Germany and Poland. The Company also distributes industrial replacement parts and electrical specialty materials in the U.S., Canada and Mexico through its Industrial Parts Group. S.P. Richards Company, the Business Products Group, distributes a variety of business products in the U.S. and in Canada. Genuine Parts Company had 2018 revenues of $18.7 billion. Further information is available at www.genpt.com.

Contacts

Carol B. Yancey, Executive Vice President and CFO - (678) 934-5044
Sidney G. Jones, Senior Vice President - Investor Relations - (678) 934-5628